Exhibit 99

Gorman-Rupp Reports Second Quarter 2020 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 24, 2020--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter and six months ended June 30, 2020.

Second Quarter 2020 Highlights

  Second quarter earnings per share were $0.22 compared to $0.40 per share for the second quarter of 2019
  - Second quarter of 2020 included a non-cash pension settlement charge of $0.06 per share
  - Second quarter of 2020 earnings per share improved over first quarter of 2020 due to cost containment efforts
  Net sales decreased 20.8% or $22.5 million compared to the second quarter of 2019 and decreased 6.4% compared to the first quarter of 2020
  Backlog of $110.3 million at June 30, 2020, up 5.1% compared to backlog at December 31, 2019
  Strong balance sheet and liquidity with $85.8 million cash on hand and no debt

Net sales for the second quarter of 2020 were $85.8 million compared to net sales of $108.3 million for the second quarter of 2019, a decrease of 20.8% or $22.5 million. Domestic sales decreased 20.2% or $15.1 million and international sales decreased 22.0% or $7.4 million compared to the same period in 2019. Sales have decreased across all of our markets primarily as a result of the COVID-19 pandemic. Many of our customers are considered “essential” and have remained operational, although in some cases in a limited capacity. This, together with the overall economic downturn that has resulted from the pandemic, slowed demand in the second quarter. Nearly all of our facilities have remained operational and while there are some restrictions to the supply of materials and products globally, our supply chain has remained strong.

Sales in our water markets decreased 19.1% or $14.5 million in the second quarter of 2020 compared to the second quarter of 2019. Sales in the construction market decreased $4.5 million driven primarily by softness in oil and gas drilling activity. Sales decreased in the fire protection market $3.6 million and in the repair market $3.1 million primarily as a result of the COVID-19 pandemic. Sales in the municipal market decreased $2.8 million driven primarily by timing of shipments related to weather and the COVID-19 pandemic. Also, sales in the agriculture market decreased $0.5 million.

Sales in our non-water markets decreased 24.7% or $8.0 million in the second quarter of 2020 compared to the second quarter of 2019. Sales in the OEM market decreased $4.2 million driven primarily by slowing customer demand and travel restrictions due to the COVID-19 pandemic and softness in oil and gas drilling activity. Sales in the petroleum market decreased $2.8 million driven primarily by reduced demand from midstream oil and gas customers and softness in oil and gas drilling activity. Also, sales in the industrial market decreased $1.0 million.

International sales were $26.2 million in the second quarter of 2020 compared to $33.5 million in the same period last year and represented 31% of total sales for both periods. The decrease in international sales was across most of the markets the Company serves, most notably in the fire protection market and in non-water markets.

Gross profit was $21.8 million for the second quarter of 2020, resulting in gross margin of 25.5%, compared to gross profit of $28.2 million and gross margin of 26.0% for the same period in 2019. Gross margin decreased 50 basis points due principally to loss of leverage on fixed labor and overhead from lower sales volume compared to the second quarter of 2019, partially offset by product mix and selling price increases implemented in 2019 being fully realized.

Selling, general and administrative (“SG&A”) expenses were $12.9 million and 15.0% of net sales for the second quarter of 2020 compared to $15.0 million and 13.8% of net sales for the same period in 2019. SG&A expenses decreased 14.3% or $2.1 million due to reduced payroll related and travel expenses combined with overall expense management. SG&A expenses as a percentage of sales increased 120 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $9.0 million for the second quarter of 2020, resulting in an operating margin of 10.5%, compared to operating income of $13.2 million and operating margin of 12.2% for the same period in 2019. Operating margin decreased 170 basis points primarily as a result of loss of leverage from lower sales volume.

Other income (expense), net was $1.9 million of expense for the second quarter of 2020 compared to income of $0.2 million for the same period in 2019. The increase to expense was due primarily to a non-cash pension settlement charge of $1.9 million which occurred in the second quarter of 2020.

Net income was $5.6 million for the second quarter of 2020 compared to $10.5 million in the second quarter of 2019, and earnings per share were $0.22 and $0.40 for the respective periods. Earnings per share for the second quarter of 2020 included a non-cash pension settlement charge of $0.06 per share.

Net sales for the first six months of 2020 were $177.5 million compared to net sales of $205.2 million for the first six months of 2019, a decrease of 13.5% or $27.7 million. Domestic sales decreased 12.3% or $17.5 million and international sales decreased 16.3% or $10.2 million compared to the same period in 2019. Sales have decreased across most of our markets primarily as a result of the COVID-19 pandemic, along with a slowdown in the oil and gas industry.

Sales in our water markets decreased 12.7% or $18.3 million in the first six months of 2020 compared to the first six months of 2019. Sales in the agriculture market increased $0.3 million. This increase was offset by sales decreases in the construction market of $10.6 million driven primarily by softness in oil and gas drilling activity, in the repair market of $3.5 million due primarily to the COVID-19 pandemic, and in the municipal market of $3.0 million driven primarily by timing of shipments related to weather and the COVID-19 pandemic. Also, sales in the fire protection market decreased $1.5 million driven primarily by lower international shipments as a result of the COVID-19 pandemic.

Sales in our non-water markets decreased 15.3% or $9.4 million in the first six months of 2020 compared to the first six months of 2019. Sales in the OEM market decreased $4.7 million driven primarily by slowing customer demand and travel restrictions due to the COVID-19 pandemic and softness in oil and gas drilling activity. Sales in the petroleum market decreased $3.9 million driven primarily by reduced demand from midstream oil and gas customers and softness in oil and gas drilling activity. Also, sales in the industrial market decreased $0.8 million.

International sales were $52.5 million in the first six months of 2020 compared to $62.7 million in the same period last year and represented 30% and 31% of total sales, respectively. The decrease in international sales was across most of the markets the Company serves.

Gross profit was $45.3 million for the first six months of 2020, resulting in gross margin of 25.5%, compared to gross profit of $51.5 million and gross margin of 25.1% for the same period in 2019. Gross margin improved 40 basis points due principally to lower material costs of 260 basis points as a result of the stabilization of material costs and selling price increases implemented in 2019 being fully realized. Partially offsetting these improvements was loss of leverage on fixed labor and overhead from lower sales volume compared to the first six months of 2019.

SG&A expenses were $27.7 million and 15.6% of net sales for the first six months of 2020 compared to $29.4 million and 14.3% of net sales for the same period in 2019. SG&A expenses decreased 5.5% or $1.6 million due to reduced payroll related and travel expenses combined with overall expense management. SG&A expenses as a percentage of sales increased 130 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $17.6 million for the first six months of 2020, resulting in an operating margin of 9.9%, compared to operating income of $22.2 million and operating margin of 10.8% for the same period in 2019. Operating margin decreased 90 basis points primarily as a result of loss of leverage from lower sales volume partially offset by lower material costs.

Other income (expense), net was $3.6 million of expense for the first six months of 2020 compared to income of $0.5 million for the same period in 2019. The increase to expense was due primarily to non-cash pension settlement charges of $3.4 million and $0.5 million of foreign exchange losses, which both occurred in the first six months of 2020.

Net income was $11.1 million for the first six months of 2020 compared to $17.7 million in the first six months of 2019, and earnings per share were $0.43 and $0.68 for the respective periods. Earnings per share for the first six months of 2020 included non-cash pension settlement charges of $0.10 per share.

The Company’s backlog of orders was $110.3 million at June 30, 2020 compared to $107.0 million at June 30, 2019 and $105.0 million at December 31, 2019. Incoming orders decreased 7.9% for the first six months of 2020 compared to the same period in 2019. Incoming orders were down across most markets the Company serves driven primarily by the COVID-19 pandemic and a slowdown in the oil and gas industry.

Capital expenditures for the first six months of 2020 were $3.5 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2020 are presently planned to be in the range of $10-$12 million.

Jeffrey S. Gorman, Chairman, President and CEO commented, “Our Company is adapting to the tremendous global challenges from COVID-19 and continues to emphasize the health and safety of our customers, employees and communities. While sales and incoming orders have softened, we have implemented a heightened focus on managing expenses, which resulted in slightly improved earnings over the first quarter. I especially would like to thank all of our employees world-wide who have made it possible for Gorman-Rupp to continue to supply our essential products and services during this difficult time. While the ongoing impact of COVID-19 on our economy remains uncertain, our strong financial position allows us to remain focused on our long-term strategic initiatives.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key personnel; (5) cyber security threats; (6) intellectual property security; (7) acquisition performance and integration; (8) compliance with, and costs related to, a variety of import and export laws and regulations; (9) environmental compliance costs and liabilities; (10) exposure to fluctuations in foreign currency exchange rates; (11) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (12) changes in our tax rates and exposure to additional income tax liabilities; (13) impairment in the value of intangible assets, including goodwill; (14) defined benefit pension plan settlement expense; (15) family ownership of common equity; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$85,814	$108,330	$177,485	$205,189
Cost of products sold	63,965	80,138	132,188	153,684

Gross profit	21,849	28,192	45,297	51,505

Selling, general and
administrative expenses	12,852	14,988	27,723	29,351

Operating income	8,997	13,204	17,574	22,154

Other income (expense), net	(1,930)	231	(3,617)	523

Income before income taxes	7,067	13,435	13,957	22,677
Income taxes	1,433	2,955	2,837	4,975

Net income	$5,634	$10,480	$11,120	$17,702

Earnings per share	$0.22	$0.40	$0.43	$0.68

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$85,785	$80,555
Accounts receivable, net	60,391	65,433
Inventories, net	82,694	75,997
Prepaid and other	5,314	5,680

Total current assets	234,184	227,665

Property, plant and equipment, net	109,157	111,779

Other assets	8,977	8,320

Prepaid pension assets	471	-

Goodwill and other intangible assets, net	34,133	34,996

Total assets	$386,922	$382,760

Liabilities and shareholders' equity
Accounts payable	$16,708	$16,030
Accrued liabilities and expenses	29,058	29,465

Total current liabilities	45,766	45,495

Pension benefits	-	1,040

Postretirement benefits	24,494	24,453

Other long-term liabilities	3,338	3,894

Total liabilities	73,598	74,882

Shareholders' equity	313,324	307,878

Total liabilities and shareholders' equity	$386,922	$382,760

Shares outstanding	26,091,492	26,067,502

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC